Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF
THE COMBINED COMPANY AND RELATED NOTES
Introduction
The following unaudited pro forma combined statement of operations for the eight months ended December 28, 2019 (the “Transition Period’) and for the year ended April 30, 2019 and the pro forma combined balance sheet as of December 28, 2019 are based on the historical financial statements of Franchise Group, Buddy’s Newco, LLC (“Buddy’s”), the Sears Outlet segment and Buddy’s Home Furnishing Stores businesses, each as described in Sears Hometown and Outlet Stores, Inc’s (“SHOS”) annual report on Form 10-K for the fiscal year ended February 2, 2019 ( “Sears Outlet”), Vitamin Shoppe, Inc. (“VSI”), and American Freight Group, Inc. (“American Freight”).
The unaudited pro forma combined financial statements give effect to the acquisitions of Buddy’s, Sears Outlet, VSI and American Freight, and the completion of the offer to acquire any and all outstanding shares of Franchise Group common stock other than shares of Franchise Group common stock held by the Vintage Group and B. Riley and certain of its affiliates, who agreed not to tender their shares of Franchise Group common stock in the offer, for a purchase price of $12.00 per share in cash, and the related debt and equity financings (collectively, the “Transactions”). On October 1, 2019, the Company changed its fiscal year end from April 30 to the Saturday closest to December 31 and filed a transition report on Form 10-K/T for the eight months ended December 28, 2019 on April 24, 2020. The unaudited pro forma combined financial statements are based on the assumptions, adjustments and eliminations described in the accompanying notes to the unaudited pro forma combined financial statements.
The unaudited pro forma combined statement of operations for the fiscal year ended April 30, 2019 and eight months ended December 28, 2019 give effect to the Transactions as if they had occurred on the first day of the fiscal year May 1, 2018. Prior to October 1, 2019, Franchise Group had a fiscal year ending on April 30 while Buddy’s reported its results of operations on a calendar year basis, Sears Outlet had a fiscal year ending on February 2, VSI had a fiscal year ending on the last Saturday in December and American Freight had a fiscal year ending on the last Sunday in December. As a result:

•
the historical statement of operations for the fiscal year ended December 31, 2018 of Buddy’s, the historical statement of operations for the fiscal year ended December 29, 2018 of VSI, and the historical statement of operations for the fiscal year ended December 30, 2018 of American Freight have been adjusted to reflect a trailing twelve months ended March 31, 2019 by adding Buddy’s, VSI’s and American Freight’s statement of operations for the three months ended March 31, 2019, March 30, 2019, and March 31, 2019, respectively, and subtracting their statement of operations for the three months ended March 31, 2018; and

•
the historical combined statement of operations for the fiscal year ended February 2, 2019 of Sears Outlet has been adjusted to reflect a trailing twelve months ended May 4, 2019 by adding Sears Outlet’s statement of operations for the three months ended May 4, 2019 and subtracting Sears Outlet’s statement of operations for the three months ended May 5, 2018.

The unaudited pro forma combined statement of operations for the eight months ended December 28, 2019 combines the historical consolidated statement of operations for the eight months ended December 28, 2019 of Franchise Group (that includes certain post-acquisition financial information of Buddy’s, VSI and Sears Outlet), the historical consolidated statement of operations for the three months ended June 30, 2019 of Buddy’s, the historical combined statement of operations for the six months ended August 3, 2019 of Sears Outlet, the historical consolidated statement of operations for the eight months ended November 30, 2019 of VSI, and the historical consolidated statement of operations for the eight months ended December 29, 2019 of American Freight.
The unaudited pro forma combined balance sheet as of December 28, 2019 combines the historical consolidated balance sheet of Franchise Group as of December 28, 2019, which includes Buddy’s, Sears Outlet and VSI, and the historical consolidated balance sheet of American Freight as of December 29, 2019, giving effect to the Transactions as if they had occurred on December 28, 2019. On November 12, 2019, Franchise Group completed its previously announced tender offer with 3.94 million shares tendered for an aggregate purchase price of approximately $47.2 million. As result of the offer, including additional equity contributions made by the Vintage Group or other members of Buddy’s, and ultimate financing to consummate all of the Transactions, the pre-closing Franchise Group stockholders had an ownership interest of 68.31% in the Franchise Group and the pre-closing members of Buddy’s held 31.69% of non-controlling interest in Franchise Group.
Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair market values of the tangible and intangible assets and liabilities related to Buddy’s, Sears Outlet, VSI, and American Freight. Franchise Group considered multiple factors in arriving at the estimated fair market values, which were based on a preliminary and limited review of the assets and liabilities related to Buddy’s, Sears Outlet, VSI and American Freight acquisitions. We expect to complete the purchase price allocation after considering Buddy’s, Sears Outlet’s, VSI’s, and American Freight’s assets and liabilities at the level of detail necessary to finalize the required purchase price allocation under the acquisition method of accounting. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and these differences may be material.
The unaudited pro forma combined financial statements contain only adjustments that are factually supportable and directly attributable to the Transactions and do not reflect the costs of any integration activities or benefits that may result from realization of future revenue growth or operational synergies expected to result from the Transactions.
The unaudited pro forma combined financial statements should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma combined financial statements;

•	Franchise Group’s audited historical consolidated financial statements and related notes for the year ended April 30, 2019 and for the Transition Period ended December 28, 2019;

•
Buddy’s’ audited and unaudited historical consolidated financial statements and related notes for the fiscal year ended December 31, 2018 and for the three months ended June 30, 2019, March 31, 2019 and March 31, 2018;

•
Sears Outlet’s audited and unaudited historical combined financial statements and related notes for the fiscal year ended February 2, 2019 and for the six months ended August 3, 2019 and August 4, 2018;

•	VSI’s audited historical consolidated financial statements and related notes for the fiscal year ended December 29, 2018; and

•	American Freight’s audited historical consolidated financial statements and related notes for the fiscal year ended December 29, 2019.
Description of the Transactions
Buddy’s merger and the offer
Pursuant to a business combination agreement, Franchise Group and Buddy’s consummated a merger whereby Buddy’s became a wholly-owned subsidiary of Franchise Group New Holdco, LLC, a wholly-owned direct subsidiary of Franchise Group (“New Holdco”). In connection with the merger, Franchise Group formed New Holdco, which holds, directly or indirectly, all of Franchise Group’s and Buddy’s operating subsidiaries. In connection with the business combination agreement and the merger, Franchise Group designated its voting non-economic preferred stock pursuant to a certificate of designation. The certificate of designation, which was approved by the Company’s board of directors on July 10, 2019, and filed by Franchise Group with the Secretary of State of the State of Delaware on July 10, 2019, designates 1,616,667 shares of voting non-economic preferred stock, substantially all of which were issued to the Buddy’s equity holders as consideration in the merger along with approximately 8,083,333 New Holdco common units. Buddy’s equity holders had the option to exchange each New Holdco common unit and one-fifth (1/5) of a share of Franchise Group preferred stock, respectively, for one share of Franchise Group common stock beginning six months following the date of the merger. Following the merger, Franchise Group became the sole managing member of New Holdco and consolidates New Holdco for financial reporting purposes. The New Holdco common units held by Buddy’s equity holders were recorded as a non-controlling interest on the consolidated financial statements.

Concurrently with the execution of the business combination agreement, Franchise Group and the Buddy’s equity holders entered into a tax receivable agreement. Subject to certain exceptions set forth in the tax receivable agreement, the tax receivable agreement generally provides that Franchise Group will pay the Buddy’s equity holders 40% of the cash savings, if any, in federal, state and local taxes that Franchise Group realizes or is deemed to realize as a result of any increase in tax basis of the assets of New Holdco resulting from future redemptions or exchanges of New Holdco common units held by Buddy’s equity holders. In connection with the merger, none of the New Holdco common units were purchased or exchanged by Franchise Group and the Buddy’s equity holders and therefore an initial tax receivable liability was not recorded. However, subsequent to the merger, the effects of each purchase or exchange of New Holdco common units may result in adjustments to record a change in deferred tax balances, tax receivable liabilities equal to 40% of the estimated realizable tax benefits, and an increase to additional paid-in capital for the remainder. The total amount of future payments under the tax receivable agreement could be substantial. The timing and amount of these payments will depend on a number of factors, including, among other things, (1) the amount and timing of exchanges of New Holdco common units by the Buddy’s equity holders, and the extent to which these exchanges are taxable, (2) the price per share of the Franchise Group common stock at the time of exchange, (3) the amount and timing of future income against which to offset the potential tax benefits resulting from the exchange of New Holdco common units pursuant to the certificate of designation and (4) the tax laws then in effect. As of April 1, 2020, all New Holdco common units held by the Buddy’s equity holders were exchanged for shares of Franchise Group common stock. However, Franchise Group is not able to quantify the dollar amount of these payments at this time.
Following the merger, on August 1, 2019, Franchise Group commenced the offer to acquire any and all outstanding shares of its common stock other than shares of its common stock held by the Vintage Group and B. Riley and certain of its affiliates, who had agreed not to tender their shares of Franchise Group common stock in the offer, for a price per share of $12.00 in cash. The offer was subject to a minimum tender condition and was completed on November 13, 2019. The offer and transaction costs related to the Buddy’s merger were financed through both term loan financing and equity investments:

•
Term loan financing: Buddy’s executed the Buddy’s credit agreement with various lenders from time to time party thereto and Kayne Solutions Fund, L.P., as administrative agent and as collateral agent, with proceeds, net of financing costs, of approximately $80.2 million. The Buddy’s credit agreement was used to repay approximately $25.0 million of the existing line of credit financing of Buddy’s, $22.2 million towards the tender offer and the remaining amount of approximately $23.0 million was used towards the acquisition costs.

•
Equity investment from Tributum, L.P. (“Tributum”): Contemporaneously with the consummation of the merger and pursuant to the closing subscription agreement between Franchise Group and Tributum, an affiliate of Vintage Capital Management, LLC, Tributum purchased approximately 2,083,333 shares of Franchise Group common stock at a purchase price of $12.00 per share, for an aggregate purchase price of $25.0 million in cash. Such commitment financed the first $25.0 million of tender offer acceptances.

The unaudited pro forma combined financial information has been prepared based on Franchise Group’s final results of the offer completed on November 13, 2019. Franchise Group stockholders accepted the offer for 3.94 million shares of Franchise Group common stock, or approximately $47.2 million, financed by the closing subscription agreement of $25.0 million and $22.2 million cash from the Buddy’s term loan financing, all discussed above.
Sears Outlet Acquisition
On October 23, 2019, Franchise Group completed its acquisition of Sears Outlet pursuant to the terms of a purchase agreement dated as of August 27, 2019. Pursuant to the terms of the purchase agreement, Franchise Group paid SHOS an aggregate purchase price of $128.8 million including working capital adjustments. The acquisition costs related to the Sears Outlet acquisition were financed through the following term loan and equity contributions:

•
Term loan financing: Franchise Group Newco S, LLC, an indirect subsidiary of Franchise Group, executed a term loan agreement with Guggenheim Credit Services, LLC providing Franchise Group with a senior secured term loan facility in an amount equal to $105.0 million (the “Sears Outlet term loan”). The Sears Outlet term loan will mature on October 23, 2023 and bear interest at a rate per annum based on LIBOR for an interest period of one, two, three or six months, plus an interest margin of 6.5% with a 1.50% LIBOR floor.

•
Equity contributions from the Investors: On October 23, 2019, Stefac LP, an affiliate of Vintage Capital Management, LLC, Brian R. Kahn, Lauren Kahn, and B. Riley FBR, Inc. (collectively, the “Investors”) provided Franchise Group with an aggregate $40.0 million of equity financing to fund a portion of the Sears Outlet acquisition through the purchase of Franchise Group common stock at $12.00 per share.

VSI acquisition

On December 16, 2019, pursuant to the term of a merger agreement, Franchise Group completed the acquisition of VSI for an all-cash transaction valued at $161.8 million. The acquisition of VSI, including the related acquisition costs, were financed through a mix of a term loan, credit facility and equity contributions:

•
Term loan financing: On December 16, 2019, Vitamin Shoppe Industries, LLC, an indirect subsidiary of Franchise Group executed a term loan agreement with GACP Finance Co., LLC for an amount of $70.0 million (the “VSI term loan”). The VSI term loan will mature on December 16, 2022, unless the maturity is accelerated subject to the terms set forth in the VSI term loan. The VSI term loan will bear interest at a rate per annum based on LIBOR for an interest period of one month plus an interest rate margin of 9.0%.

•
Credit facility financing: On December 16, 2019, Franchise Group entered into a Second Amendment and Restated Loan and Security Agreement (the “ABL Agreement”) with JPMorgan Chase Bank, N.A. whereby JP Morgan Chase Bank, N.A. provided Franchise Group with a $100.0 million credit facility (the “VSI credit facility”). On December 16, 2019, Franchise Group borrowed $70.0 million on the VSI credit facility to finance the acquisition of VSI. The VSI credit facility will mature on December 16, 2022 unless the maturity is accelerated subject to the terms set forth in the ABL Agreement. The VSI credit facility bears interest at a rate per annum based on LIBOR for an interest period of one, two, three or six months, plus an interest rate margin that ranges from 1.25% to 1.75% depending on excess availability.

•
Equity contribution from Tributum: In addition, on December 16, 2019, Tributum, an affiliate of Vintage, purchased 2.5 million shares of common stock which provided Franchise Group with an aggregate of approximately $31.0 million of equity financing in order to partially fund the closing of the acquisition (the “VSI equity contribution”).

•
Equity contribution from Vintage in connection with the repurchase of VSI Convertible Notes: On January 3, 2020, Franchise Group entered into a subscription agreement with an affiliate of Vintage, pursuant to which the affiliate of Vintage purchased from the Company 2.4 million shares of common stock for an aggregate purchase price of $28.2 million in cash.

•
Equity contributions from certain other investors: On February 7, 2020, in connection with the Company’s repurchases of VSI’s outstanding 2.25% Convertible Senior Notes due 2020 (the “VSI Convertible Notes”), certain investors purchased approximately 3.9 million shares of the Company’s common stock for approximately $65.9 million. Franchise Group used the proceeds to complete the repurchase of approximately $60.4 million in aggregate principal amount of outstanding VSI Convertible Notes for a purchase price of approximately $60.6 million, which includes accrued interest.

American Freight acquisition and the refinancing of Buddy’s and Sears Outlet’s term loan

On February 14, 2020, pursuant to the term of a merger agreement, dated December 28, 2019, Franchise Group completed the acquisition of American Freight for $356.9 million in cash. The acquisition costs related to the American Freight acquisition were financed through a term loan and credit facility:

1.
Term loan financing: On February 14, 2020, Franchise Group Intermediate Holdco, LLC and Franchise Group New Holdco, LLC, an indirect subsidiary of Franchise Group executed a term loan agreement with GACP Finance Co., LLC for an amount of $575.0 million (the “New Holdco term loan”), which consists of a $375.0 million first out tranche (the “New Holdco Tranche A-1”) and a $200.0 million last out Tranche (the “New Holdco Tranche A-2”). The New Holdco term loan will mature on May 14, 2025, unless the maturity is accelerated subject to the terms set forth in the New Holdco term loan. The New Holdco term loan will bear interest at a rate per annum based on LIBOR for an interest period of one, two, three or six months plus an interest rate margin of 8.0% for the New Holdco Tranche A-1 and 12.5% for the New Holdco Tranche A-2.

2.
ABL credit facility financing: On February 14, 2020, Franchise Group entered into an ABL credit agreement with various lenders which provided Franchise Group with a $100.0 million credit facility (the “New Holdco credit facility”). On February 14, 2020, Franchise Group borrowed $100.0 million on the New Holdco credit facility to finance the acquisition of American Freight. The New Holdco credit facility will mature on September 30, 2020 and it bears interest at a rate per annum based on LIBOR for an interest period of one, two, three or six months, plus an interest rate margin of 7.5%, as amended on April 3, 2020.

In addition to financing the American Freight acquisition and its related acquisition costs, a portion of the proceeds from the New Holdco term loan and the New Holdco credit facility were used to repay the Buddy’s and Sears Outlet’s term loan discussed above for an outstanding amount of $104.6 million and $106.6 million including accrued interest, respectively.
Other transactions
On August 23, 2019, the Buddy’s segment of Franchise Group entered into an asset purchase agreement with A-Team Leasing, LLC pursuant to which Buddy’s completed the acquisition of 41 Buddy’s Home Furnishings stores from A-Team for total consideration of $26.6 million. To finance the acquisition, Buddy’s entered into a first amendment to the Buddy’s credit agreement which provided for an additional term loan in an amount of $23.0 million. The additional term loan was used to consummate the acquisition, including to repay certain existing indebtedness of A-Team and secure the release of liens on the assets acquired in connection with the acquisition and to pay fees and expenses in connection with the acquisition.
On September 30, 2019, the Buddy’s segment of Franchise Group entered into and completed an asset purchase agreement with various parties to acquire certain Buddy’s stores previously franchised in exchange for 1.35 million shares of New Holdco common units and 0.27 million share of Franchise Group voting non-economic preferred stock for an estimated fair value of $16.2 million.

While these other transactions are included in Franchise Group’s historical financial statements, the pro forma statement of operations was not adjusted to give effect to these other transactions as they were not deemed significant pursuant to Rule 3-05 of Regulation S-X.
The unaudited pro forma combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or financial position of the Combined Company (as defined below) would have been had the Transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position of the Combined Company on a standalone basis.

Unaudited Pro Forma Combined Statement of Operations
Year Ended April 30, 2019

	Adjusted Franchise Group	Adjusted Buddy's	Adjusted Sears Outlet	Adjusted VSI	Adjusted American Freight
	(Note 2)	(Note 2b)	(Note 2c)	(Note 2d)	(Note 2e)
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended	Acquisition and related Pro Forma Adjustments	Financing and offer Pro Forma Adjustments	Pro Forma Combined Year Ended
(Dollars in thousands except per share amounts)	April 30, 2019	March 31, 2019	May 4, 2019	March 30, 2019	March 30, 2019	(Note 3)	(Note 4)	April 30, 2019
Revenue:
Product	$—	$2,592	$448,573	$1,101,528	$443,954	$—	$—	$1,996,647
Service and other	132,546	23,005	41,626	—	—	(177)	—	197,000
Rental	—	26,504	—	—	—	—	—	26,504
Total Revenues	132,546	52,101	490,199	1,101,528	443,954	(177)	—	2,220,151
Operating Expenses:								—
Cost of revenue:								—
Product	—	1,844	334,068	745,028	243,548	—	—	1,324,488
Service and other	—	—	20,428	—	—	(177)	—	20,251
Rental	—	9,230	—	—	—	—	—	9,230
Total cost of revenue	—	11,074	354,496	745,028	243,548	(177)	—	1,353,969
Selling, general, and administrative expenses	124,060	29,098	133,364	347,191	155,810	1,012	—	790,535
Restructuring Costs	9,345	—	—	—	—	—	—	9,345
Total operating expenses	133,405	40,172	487,860	1,092,219	399,358	835	—	2,153,849
Gain (loss) from operations	(859)	11,929	2,339	9,309	44,596	(1,012)	—	66,302
Other income (expense):								—
Interest expense, net	(3,023)	(1,412)	(6,410)	(5,227)	(8,161)	—	(75,723)	(99,956)
Other	(113)	259	1,440	4,400	—	—	—	5,986
Income (loss) before income taxes	(3,995)	10,776	(2,631)	8,482	36,435	(1,012)	(75,723)	(27,668)
Income tax (benefit) expense	(1,839)	—	271	1,101	9,399	—	(14,456)	(5,524)
Net (loss) income	(2,156)	10,776	(2,902)	7,381	27,036	(1,012)	(61,267)	(22,144)
Less: Income/ (Loss) attributable to noncontrolling interests	—	—	—	—	—	—	(7,481)	(7,481)
Net (loss) income attributable to common stockholders	$(2,156)	$10,776	$(2,902)	$7,381	$27,036	$(1,012)	$(53,786)	$(14,663)

Earnings per common share
Basic (a)	$(0.16)							$(0.57)
Diluted (b)	(0.16)							(0.57)
Weighted average common share
Basic (a)	13,800,884							25,565,373
Diluted (b)	13,800,884							25,565,373

See accompanying notes to the unaudited pro forma combined financial statements

Unaudited Pro Forma Combined Statement of Operations
for the eight months ended December 28, 2019

	Adjusted Franchise Group	Adjusted Buddy's	Adjusted Sears Outlet	Adjusted VSI	Adjusted American Freight
	(Note 2a)	(Note 2b)	(Note 2c)	(Note 2d)	(Note 2e)

(Dollars in thousands except per share amounts)	Eight Months Ended, December 28, 2019	Three Months Ended, June 30, 2019	Six Months Ended, August 3, 2019	Eight Months Ended, November 30, 2019	Eight Months Ended, November 30, 2019	Acquisition and related Pro Forma Adjustments	Financing and offer Pro Forma Adjustments	Pro Forma Combined Eight Months Ended, December 28, 2019
Revenue:
Product	$54,266	$549	$217,187	$670,796	$273,771	$—	$—	$1,216,569
Service and other	27,528	5,935	16,998	—	—	(261)	—	50,200
Rental	22,303	6,589	—	—	—	—	—	28,892
Total Revenues	104,097	13,073	234,185	670,796	273,771	(261)	—	1,295,661
Operating Expenses:								—
Cost of revenue:								—
Product	44,684	441	161,350	425,839	—	—	—	632,314
Service and other	(442)	—	7,975	—	—	(261)	—	7,272
Rental	8,121	2,400	—	—	151,951	—	—	162,472
Total cost of revenue	52,363	2,841	169,325	425,839	151,951	(261)	—	802,058
Selling, general, and administrative expenses	142,488	8,466	53,695	257,659	100,220	(16,752)	—	545,776
Restructuring Costs	—	—	—	—	—	(895)	—	(895)
Total operating expenses	194,851	11,307	223,020	683,498	252,171	(17,908)	—	1,346,939
Gain (loss) from operations	(90,754)	1,766	11,165	(12,702)	21,600	17,647	—	(51,278)
Other income (expense):								—
Interest expense, net	(7,960)	(360)	(1,786)	(2,828)	(3,503)	—	(47,929)	(64,366)
Other	37	11	2,883	—	—	—	—	2,931
Income (loss) before income taxes	(98,677)	1,417	12,262	(15,530)	18,097	17,647	(47,929)	(112,713)
Income tax (benefit) expense	(10,445)	—	(290)	(3,616)	4,494	—	(12,648)	(22,505)
Net (loss) income	(88,232)	1,417	12,552	(11,914)	13,603	17,647	(35,281)	(90,208)
Less: Income/ (Loss) attributable to noncontrolling interests	(36,039)	—	—	—	—	—	5,565	(30,474)
Net (loss) income attributable to common stockholders	$(52,193)	$1,417	$12,552	$(11,914)	$13,603	$17,647	$(40,846)	$(59,734)

Earnings per common share
Basic (a)	$(3.13)							$(2.34)
Diluted (b)	(3.13)							(2.34)
Weighted average common share
Basic (a)	16,669,065							25,565,373
Diluted (b)	16,669,065							25,565,373
See accompanying notes to the unaudited pro forma combined financial statements

(a)
Pro forma basic earnings per share and pro forma weighted average basic shares outstanding for the year ended April 30, 2019 and the eight months ended December 28, 2019 reflect the number of shares of the Company’s common stock that are outstanding upon completion of the Transactions. The following represents the pro forma adjustments to the basic and weighted average earnings per share:

Number of shares
Weighted average common share at April 30, 2019	13,800,884
Common stock repurchased as part of the offer	(3,935,738)
Common stock purchased by Tributum in connection with the offer	2,083,333
Common stock purchased by Stefac LP, Brian R. Kahn and Lauren Kahn, and B. Riley FBR, Inc. in connection with the Sears Outlet acquisition	3,333,333
Common stock purchased by Tributum/Stefac LP in connection with the VSI acquisition	2,438,748
Common stock purchased by Tributum/Stefac LP in connection with the repayment of VSI convertible note	2,354,000
Common stock purchased by certain investors, in connection with the repayment of VSI's convertible note	3,877,965
Common stock issued and sold to Kayne FRG Holdings, LP for the financing services rendered by Kayne FRG	1,250,000
Other	362,848
Pro Forma weighted average common share at April 30, 2019	25,565,373

Number of shares
Weighted average common share at December 28, 2019	16,669,065
Additional weighted average impact of common stock repurchased as part of the offer	(2,113,437)
Additional weighted average impact of common stock purchased by Tributum in connection with the offer	399,543
Additional weighted average impact of common stock purchased by Stefac LP, Brian R. Kahn and Lauren Kahn, and B. Riley FBR, Inc. in connection with the Sears Outlet acquisition	1,598,173
Additional weighted average impact of common stock purchased by Tributum/Stefac LP in connection with the VSI acquisition	1,530,064
Common stock purchased by Tributum/Stefac LP in connection with the repayment of VSI convertible note	2,354,000
Common stock purchased by certain investors, in connection with the repayment of VSI's convertible note	3,877,965
Common stock issued and sold to Kayne FRG Holdings, LP for the financing services rendered by Kayne FRG	1,250,000
Pro Forma weighted average common share at December 28, 2019	25,565,373

(b)
Due to the pro forma combined net loss attributable to the Franchise Group common stockholders for the year ended April 30, 2019 and the eight months ended December 28, 2019, dilutive common share-equivalents, including the potential conversion of New Holdco common units to shares of Franchise Group common stock and the potential issuance of shares of Franchise Group common stock under equity plans in which Franchise Group employees participate, were excluded from diluted weighted average common shares outstanding as they would have been anti-dilutive.

Unaudited Pro Forma Combined Balance Sheet
as of December 28, 2019

	Historical
	Franchise Group	American Freight (Note 2e)
(Dollars in thousands, except per share amounts)	As of December 28, 2019	As of December 29, 2019	Acquisition and related Pro Forma Adjustments (Note 3)		Financing and offer Pro Forma Adjustments (Note 4)		Pro Forma Combined As of December 28, 2019
Assets
Current assets:
Cash and cash equivalents	$39,581	$16,384	$(359,951)	(3h)	$387,511	(4d)	$83,525
Current receivables, net	79,693	—	—		—		79,693
Inventories, net	300,312	54,796	11,951	(3b)	—		367,059
Other current assets	20,267	5,007	(1,128)	(3d)	—		24,146
Total Current Assets	439,853	76,187	(349,128)		387,511		554,423
Operating lease right-of-use assets	462,610	—	91,236	(3d)	—		553,846
Property, equipment, and software, net	150,147	9,258	2,074	(3b)	—		161,479
Non-current receivable, net	18,638	—	—		—		18,638
Goodwill	134,301	229,210	107,430	(3e)	—		470,941
Intangible assets, net	77,590	56,000	14,200	(3b)	—		147,790
Other non-current assets	15,406	1,659	(67)	(3a)	9,117	(4d)	26,115
Total Assets	1,298,545	372,314	(134,255)		396,628		1,933,232
Liabilities and Equity
Current liabilities:
Current installments of long-term obligations	218,384	3,210	—		(50,225)	(4d)	171,369
Revolving credit facility	—	—	—		100,000	(4d)	100,000
Accounts payable and accrued expenses	158,995	33,631	—		(4,396)	(4d)	188,230
Current portion of operating lease liabilities	107,680	—	17,457	(3d)	—		125,137
Accounts payable - related parties	—	4,292	—		—		4,292
Layaway deposits and deferred revenue	—	10,179	—		—		10,179
Other current liabilities	16,409	—	—		—		16,409
Total current Liabilities	501,468	51,312	17,457		45,379		615,616
Long-term obligations, excluding current installments, net	245,236	98,690	1,087	(3a)	226,063	(4d)	571,076
Operating Lease Liabilities - non-current	394,307	—	62,289	(3d)	—		456,596
Other non-current liabilities	5,773	23,941	(14,491)	(3c,d,i)	—		15,223
Total Liabilities	$1,146,784	$173,943	$66,342		$271,442		$1,658,511

Redeemable series A preferred stock $0.001 par value	—	114,400	(114,400)	(3f)	—		—
Stockholders and Members' equity:							—
Preferred stock, $0.01 par value per share,	19	—	—		—		19
Common stock, $0.01 par value per share	183	28,600	(28,600)	(3f)	75	(4d)	258
Contributed capital	—	2,368	(2,368)	(3f)	—		—
Additional paid-in capital	108,339	—	—		125,111	(4d)	233,450
					(47,905)	(4e)	(47,905)
Accumulated other comprehensive loss, net of taxes	(1,538)	—	—		—		(1,538)
Retained earnings	18,388	52,985	(55,211)	(3f,j)	—		16,162
Total stockholders' equity attributable to Liberty	125,391	83,971	(86,197)		77,281		200,446
Non-controlling interest	26,370	—	—		47,905	(4e)	74,275
Total stockholders' equity	151,761	83,971	(86,197)		125,186		274,721
Total Liabilities, Mezzanine Equity and Equity	$1,298,545	$372,314	$(134,255)		$396,628		$1,933,232
See accompanying notes to the unaudited pro forma combined financial statements

Notes to the Unaudited Pro Forma Combined Financial Statements
(dollars in thousands, except share and per share data)
Note 1: Basis of Presentation
The accompanying pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X and present the pro forma statements of operations and pro forma balance sheet of the combined company based on the historical financial statements of Franchise Group, Buddy’s, Sears Outlet, VSI, and American Freight (the “Combined Company”), after giving effect to the Transactions as described above. The historical financial statements of Franchise Group, Buddy’s, Sears Outlet, VSI, and American Freight have been adjusted in the accompanying pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations of the Combined Company.
The accompanying pro forma financial statements are presented for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved by the Combined Company if the Transactions had been consummated for the periods presented or that will be achieved in the future. The pro forma financial statements do not reflect the costs of any integration activities or benefits that may result from realization of revenue growth or operational synergies expected to result from the Transactions.
In addition, the historical statement of operations for the fiscal year ended December 31, 2018 of Buddy’s, fiscal year ended December 29, 2018 of VSI, and the fiscal year ended December 30, 2018 of American Freight have been adjusted to reflect a trailing twelve months ended March 31, 2019 for Buddy’s and a trailing twelve months ended March 30, 2019 for VSI and American Freight by adding the statement of operations for the three months ended March 31, 2019 for Buddy’s and the statement of operations for the three months ended March 30, 2019 for VSI and American Freight, and subtracting the statement of operations for the three months ended March 31, 2018. Similarly, the historical combined statement of operations for the fiscal year ended February 2, 2019 of Sears Outlet has been adjusted to reflect a trailing twelve-months ended May 4, 2019 by adding Sears Outlet’s statement of operation for the three months ended May 4, 2019 and subtracting Sears Outlet’s statement of operations for the three months ended May 5, 2018.
Note 2: Adjustments to Franchise Group’s, Buddy’s, Sears Outlet’s, VSI’s and American Freight’s Historical Financial Statements
(2a) Adjustments and reclassifications to Franchise Group’s historical financial statements:
Certain reclassifications have been made to the historical presentation of the statement of operations for the fiscal year ended April 30, 2019 of Franchise Group to conform to its financial statement presentation for the eight months ended December 28, 2019. The pro forma combined statement of operations for the eight months ended December 28, 2019 was prepared by combining the historical consolidated statement of operations for the eight months ended December 28, 2019 of Franchise Group and the pre-merger historical consolidated statement of operations for the three months ended June 30, 2019 of Buddy’s, the pre-acquisition historical combined statement of operations for the six months ended August 3, 2019 of Sears Outlet, the pre-acquisition historical consolidated statement of operations for the eight months ended November 30, 2019 of VSI, and the pre-acquisition historical consolidated statement of operations for the eight months ended December 29, 2019 of American Freight and giving effect to the Transactions as if they had occurred on the first day of the fiscal year May 1, 2018.

Unaudited Pro Forma Combined Statement of Operations
for the year-ended April 30, 2019

Dollars in thousands, except per share amounts	Historical Franchise Group	Reclassification	After Reclassification
Revenue:
Franchise fees	$2,766	$(2,766)	$—
Area Developer fees	3,146	(3,146)	—
Royalties and advertising fees	63,716	(63,716)	—
Financial products	33,478	(33,478)	—
Interest income	8,189	(8,189)	—
Assisted tax preparation fees, net of discounts	14,611	(14,611)	—
Electronic Filing Fee	2,675	(2,675)	—
Product	—	—	—
Service and other	—	132,546	132,546
Rental	—	—	—
Other revenues	3,965	(3,965)	—
Total revenues	132,546		132,546
Operating Expenses:			—
Cost of revenue:	—	—	—
Product	—	—	—
Service and other	—	—	—
Rental	—	—	—
Total cost of revenue	—	—	—
Employee compensation and benefits	39,822	(39,822)	—
Selling, general, and administrative expenses	42,038	82,022	124,060
Area Developer expense	15,584	(15,584)	—
Advertising expense	12,532	(12,532)	—
Depreciation, amortization, and impairment charges	14,084	(14,084)	—
Restructuring Costs	9,345	—	9,345
Total operating expenses	133,405	—	133,405
Gain (loss) from operations	(859)	—	(859)
Other (expense) income:
Foreign currency transaction (loss) gain	(113)	113	—
Interest expense, net	(3,203)	—	(3,203)
Other	—	(113)	(113)
Loss before income taxes	(3,995)	—	(3,995)
Income tax benefit	1,839	—	1,839
Net loss	(2,156)	—	(2,156)
Less: Net (loss) income attributable to participating securities	—	—	—
Net loss attributable to Class A and Class B common stockholders	$(2,156)		$(2,156)

Net (loss) income per share attributable to Class A and Class B common stockholders:			—
Basic	$(0.16)		$(0.16)
Diluted	(0.16)		(0.16)

Weighted-average shares used to compute net income (loss) per share attributable to Class A and Class B common stockholders:
Basic	13,800,884		13,800,884
Diluted	13,800,884		13,800,884

The statement of operations for the eight months ended December 28, 2019 include post-merger operations of Buddy’s for the period July 10, 2019 to December 28, 2019, post-acquisition operations of Sears Outlet for the period October 23, 2019 to December 28, 2019, and post-acquisition operations of VSI for the period December 16, 2019 to December 28, 2019. Accordingly, the following adjustments to Franchise Group’s statement of operations were made to eliminate the post-merger operations of Buddy’s for the period July 11, 2019 to July 31, 2019, the post-acquisition operations of Sears Outlet for the period October 23, 2019 to October 31, 2019, and the post-acquisition operations of VSI for the period December 16, 2019 to December 28, 2019 in order to avoid combining operating results of Buddy’s, Sears Outlet, and VSI that exceed an eight-month period.

	Historical Franchise Group	Less: Buddy's adjustments	Less: Sears Outlet adjustments	Less: VSI adjustments	Adjusted Franchise Group
Dollars in thousands, except per share amounts	Eight Months Ended December 28, 2019	July 10, 2019 - July 31, 2019	October 23, 2019 - October 31, 2019	December 16, 2019 - December 28, 2019	Eight Months Ended December 28, 2019
Revenue:
Product	$96,139	$118	$11,181	$30,574	$54,266
Service and other	29,735	1,191	1,016	—	27,528
Rental	23,636	1,334	(1)	—	22,303
Total revenues	149,510	2,643	12,196	30,574	104,097
Operating expenses:
Cost of revenue:
Product	71,820	93	7,565	19,478	44,684
Service and other	768	—	1,210	—	(442)
Rental	8,661	540	—	—	8,121
Total cost of revenue	81,249	633	8,775	19,478	52,363
Selling, general, and administrative expenses	173,860	1,479	5,288	24,605	142,488
Total operating expenses	255,109	2,112	14,063	44,083	194,851
Loss from operations	(105,599)	531	(1,867)	(13,509)	(90,754)
Other income (expense):
Interest expense, net	(9,349)	(487)	(212)	(690)	(7,960)
Other	37	—	—	—	37
Loss before income taxes	(114,911)	44	(2,079)	(14,199)	(98,677)
Income tax benefit	(10,445)	—	—	—	(10,445)
Loss before income taxes	(104,466)	44	(2,079)	(14,199)	(88,232)
Less: Net loss attributable to non-controlling interest	36,039	—	—	—	36,039
Net loss attributable to Franchise Group, Inc.	$(68,427)	$44	$(2,079)	$(14,199)	$(52,193)
(2b) Adjustments and reclassifications of Buddy’s historical financial statements:
Certain reclassifications have been made to the historical presentation of the statement of operations of Buddy’s to conform to the financial statement presentation of Franchise Group. In addition, certain operations of Buddy’s, including its Flexi Buddy’s, BGTG LLC and 1357 LLC subsidiaries, were divested to the Buddy’s equity holders in December 2018 and therefore were not acquired or assumed by Franchise Group. The following summarizes the reclassification adjustments and elimination of the operations that were not acquired as part of the merger in the unaudited pro forma combined statement of operations for the trailing twelve months ended March 31, 2019 and the three months ended June 30, 2019.

Buddy's Statement of Operations

	April 1, 2018 - March 31, 2019				April 1, 2019 - June 30, 2019
(in thousands)	Before Adjustment	Operations not contributed	Reclassification	After Adjustment	Before Adjustment	Reclassification	After Adjustment
Revenue
Lease revenue	$30,560	$(4,056)	$(26,504)	$—	$6,589	$(6,589)	$—
Agreement, club and damage waiver fee	6,160	(792)	(5,368)	—	1,352	(1,352)	—
Retail sales	2,874	(282)	(2,592)	—	549	(549)	—
Franchising and licensing fees	15,204	532	(15,736)	—	4,270	(4,270)	—
Other support revenue	2,023	(122)	(1,901)	—	313	(313)	—
Product	—	—	2,592	2,592	—	549	549
Service	—	—	23,005	23,005	—	5,935	5,935
Leasing	—	—	26,504	26,504	—	6,589	6,589
Revenue, net	56,821	(4,720)	—	52,101	13,073	—	13,073
Leasing cost of sales	10,949	(1,719)	(9,230)	—	2,400	(2,400)	—
Retail cost of sales	2,197	(353)	(1,844)	—	441	(441)	—
Cost of revenue:							—
Product	—	—	1,844	1,844	—	441	441
Leasing	—	—	9,230	9,230	—	2,400	2,400
Total cost of revenue	13,146	(2,072)	—	11,074	2,841	—	2,841
Operating expenses:
Personnel expense	16,375	(2,074)	(14,301)	—	3,722	(3,722)	—
Occupancy expense	4,845	(635)	(4,210)	—	1,050	(1,050)	—
Marketing expense	1,927	(89)	(1,838)	—	603	(603)	—
Delivery/Vehicle expense	1,356	(208)	(1,148)	—	257	(257)	—
General & Administrative expense	7,426	(339)	(7,087)	—	2,490	(2,490)	—
Selling, general, and administrative expenses	—	—	29,098	29,098	—	8,466	8,466
Depreciation expenses	608	(95)	(513)	—	107	(107)	—
Total operating costs	45,683	(5,512)	1	40,172	11,070	237	11,307

Operating income	11,138	792	(1)	11,929	2,003	(237)	1,766

Other income (expense)
Net gain on sale of store related assets	178	81	(259)	—	11	(11)	—
Other	—	—	259	259	—	11	11
Amortization expense	(178)	177	1	—	(237)	237	—
Interest expense	(1,453)	41	—	(1,412)	(360)	—	(360)
Total other income (expense)	(1,453)	299	1	(1,153)	(586)	237	(349)

Net income before income taxes	9,685	1,091	—	10,776	1,417	—	1,417

Income taxes	—	—		—	—		—

Net income from continuing operations	$9,685	$1,091	$—	$10,776	$1,417	$—	$1,417

(2c) Reclassification of Sears Outlet’s historical combined financial statements:
Certain reclassifications have been made to the historical presentation of the statement of operations and balance sheet of Sears Outlet to conform to the financial statement presentation of Franchise Group. The following summarizes the reclassification adjustments in the unaudited pro forma carve-out statement of operations for the trailing twelve months ended May 4, 2019 and reclassification adjustment in the unaudited pro forma carve-out statement of operations for the six months ended August 3, 2019.

Sears Outlet Statement of Operations

	May 5, 2018 - May 4, 2019			February 5, 2019 - August 3, 2019
(in thousands)	Before Adjustment	Reclassification	After Adjustment	Before Adjustment	Reclassification	After Adjustment
Revenue
Product	$—	$448,573	$448,573	$—	$217,187	$217,187
Service	—	41,626	41,626	—	16,998	16,998
Net sales	490,199	(490,199)	—	234,185	(234,185)	—
Operating expenses:
Cost of revenue:
Product	—	334,068	334,068	—	161,350	161,350
Service	—	20,428	20,428		7,975	7,975
Cost of goods sold	354,496	(354,496)	—	169,325	(169,325)	—
Selling, general, and administrative expenses	126,296	7,068	133,364	51,582	2,113	53,695
Impairment of property and equipment	1,082	(1,082)	—	—	—	—
Depreciation and amortization	5,986	(5,986)	—	2,113	(2,113)	—
Loss (gain) on sale of assets	(1,306)	1,306	—	(2,877)	2,877	—
Total costs and expenses	486,554	1,306	487,860	220,143	2,877	223,020

Operating income (loss)	3,645	(1,306)	2,339	14,042	(2,877)	11,165

Other income (expense)
Interest expense	(6,410)	—	(6,410)	(1,786)	—	(1,786)
Other income	134	1,306	1,440	6	2,877	2,883
Income (loss) before income taxes	(2,631)	—	(2,631)	12,262	—	12,262

Income tax expense (benefit)	271	—	271	(290)	—	(290)

Net income (loss)	$(2,902)	$—	$(2,902)	$12,552	$—	$12,552
(2d) Reclassification of VSI’s historical financial statements:

Certain reclassifications have been made to the historical presentation of the statement of operations and balance sheet of VSI to confirm to the financial statement presentation of Franchise Group. The following summarizes the reclassification adjustments in the unaudited pro forma combined statement of operations for the trailing twelve months ended March 31, 2019 and reclassification adjustment in the unaudited pro forma combined statement of operations for the eight months ended November 30, 2019.

VSI Statement of Operations

	April 1, 2018 - March 30, 2019			April 1, 2019 - November 30, 2019
(in thousands)	Before Adjustment	Reclassification	After Adjustment	Before Adjustment	Reclassification	After Adjustment
Revenue
Product	$—	$1,101,528	$1,101,528	$—	$670,796	$670,796
Net sales	1,101,528	(1,101,528)	—	670,796	(670,796)	—
Cost of revenue:
Product	—	745,028	745,028	—	425,839	425,839
Cost of goods sold	745,028	(745,028)	—	425,839	(425,839)	—
Gross profit	356,500	—	356,500	244,957	—	244,957
Selling, general, and administrative expenses	344,174	3,017	347,191	246,255	11,404	257,659
Goodwill, tradename and store fixed-assets impairment charges	3,017	(3,017)	—	11,404	(11,404)	—
Income (loss) from operations	9,309	—	9,309	(12,702)	—	(12,702)
Gain on extinguishment of debt	4,400	—	4,400	—	—	—
Interest expense	(5,227)	—	(5,227)	(2,828)	—	(2,828)
Income (loss) before provision (benefit) for income taxes	8,482	—	8,482	(15,530)	—	(15,530)
Income tax expense (benefit)	1,101	—	1,101	(3,616)	—	(3,616)
Net income (loss) from continuing operations	$7,381	$—	$7,381	$(11,914)	$—	$(11,914)
(2e) Reclassification of American Freight’s historical financial statements:

Certain reclassifications have been made to the historical presentation of the statement of operations and balance sheet of American Freight to conform to the financial statement presentation of Franchise Group. The following summarizes the reclassification adjustments in the unaudited pro forma combined statement of operations for the trailing twelve months ended March 30, 2019 and reclassification adjustment in the unaudited pro forma combined statement of operations and balance sheet as of and for the eight months ended December 29, 2019.

American Freight Statement of Operations

	April 1, 2018 - March 30, 2019			May 1, 2019 - December 29, 2019
(in thousands)	Before Adjustment	Reclassification	After Adjustment	Before Adjustment	Reclassification	After Adjustment
Revenue
Product	$—	$443,954	$443,954	$—	$273,771	$273,771
Revenue	443,954	(443,954)	—	273,771	(273,771)	—
Cost of revenue						—
Merchandise	220,365	(220,365)	—	139,231	(139,231)	—
Freight	23,183	(23,183)	—	12,720	(12,720)	—
Product	—	243,548	243,548	—	151,951	151,951
Gross profit	200,406	—	200,406	121,820	—	121,820
Depreciation expense	1,843	(1,843)	—	1,745	(1,745)
Selling, general, and administrative expenses	153,967	1,843	155,810	98,475	1,745	100,220
Gain (loss) from operations	44,596	(1,843)	44,596	21,600	(1,745)	21,600
Interest expense	(8,161)	—	(8,161)	(3,503)	—	(3,503)
Income (loss) before provision (benefit) for income taxes	36,435	(1,843)	36,435	18,097	(1,745)	18,097
Income tax expense (benefit)	9,399	—	9,399	4,494	—	4,494
Net income (loss) from continuing operations	$27,036	$(1,843)	$27,036	$13,603	$(1,745)	$13,603

American Freight Group, Inc. Balance sheet

As of December 29, 2019
(in thousands)	Before Reclassification	Reclassification	As Adjusted
Assets
Cash and cash equivalents	$16,384	$—	$16,384
Other current assets	—	5,007	5,007
Prepaid expenses and other current assets	5,007	(5,007)	—
Inventories, net	54,796	—	54,796
Total Current Assets	76,187	—	76,187
Property, equipment, and software, net	9,258	—	9,258
Goodwill	229,210	—	229,210
Intangible assets	56,000		56,000
Other Assets	1,659	—	1,659
Total Assets	$372,314	$—	$372,314

Liabilities and Equity
Account payable	$21,004	$(21,004)	$—
Accounts payable - related parties	4,292	—	4,292
Layaway deposits and deferred revenue	10,179	—	10,179
Other current liabilities	—	—	—
Accrued salaries and related benefits	2,317	(2,317)	—
Accrued expenses and other current liabilities	10,310	(10,310)	—
Accounts payable and accrued expenses	—	33,631	33,631
Term debt - current portion	3,210	(3,210)	—
Current installments of long-term obligations	—	3,210	3,210
Total Current Liabilities	51,312	—	51,312
Term debt	98,690	(98,690)	—
Long-term obligations, excluding current installments, net	—	98,690	98,690
Deferred rent obligations	2,335	(2,335)	—
Other non-current liabilities	—	23,941	23,941
Deferred tax liabilities	21,606	(21,606)	—
Total Liabilities	$173,943	$—	$173,943

Redeemable series A preferred stock $0.001 par value	$114,400	$—	$114,400

Stockholders' Equity
Common stock	$28,600	$—	$28,600
Contributed capital	2,386	—	2,386
Additional paid-in-capital	—	—	—
Retained earnings	52,985	—	52,985
Total stockholders' equity	83,971	—	83,971
Total Liabilities, Mezzanine Equity and Stockholders' Equity	$372,314	$—	$372,314

Note 3: Purchase Price Accounting and Related Adjustments
The unaudited pro forma combined balance sheet as of December 28, 2019 has been adjusted to reflect the preliminary allocation of the purchase price to identifiable assets acquired and liabilities assumed related to American Freight, with the excess recorded as goodwill. The historical audited balance sheet of Franchise Group as of December 28, 2019 already reflects the acquisitions of Buddy’s, Sears Outlet, and VSI. However, the unaudited pro forma statement of operations for the eight months ended December 28, 2019 and the year ended April 30, 2019 gives effect to the American Freight, VSI, Sears Outlet, and Buddy’s acquisitions as if they occurred on May 1, 2018.
The fair value adjustments of the Buddy’s merger and the acquisitions of Sears Outlet, VSI, and American Freight to the pro forma statements of operations are stated below:

	For the year ended April 30, 2019
(in thousands)	Buddy's		Sears Outlet		VSI		American Freight		Total Acquisition Pro Forma Adjustments	Notes
Revenue:
Service	$(177)	(3g)	$—		$—		$—		$(177)	(3g)
Total	(177)		—		—		—		(177)
Operating Expenses:
Cost of revenue:
Service			(177)	(3g)					(177)	(3g)
Selling, general, and administrative expenses	1,942	(3b3)	4,754	(3b2)	(8,259)	(3b1)	2,575	(3b),(3d)	1,012	(3b)
Total	1,942		4,577		(8,259)		2,575		835
Total operating income/ (expense)	$(2,119)		$(4,577)		$8,259		$(2,575)		$(1,012)

	For the 8-months ended December 28, 2019
(in thousands)	Buddy's		Sears Outlet		VSI		American Freight		Total Acquisition Pro Forma Adjustments
Revenue:
Service	$(261)	(3g)	$—		$—		$—		$(261)	(3g)
Total	(261)		—		—		—		(261)
Operating Expenses:
Cost of revenue:
Service	—		(261)	(3g)	—		—		(261)	(3g)
Selling, general, and administrative expenses	(6,367)	(3k)	(5,179)	(3k)	(3,704)	(3k)	(1,502)	(3k)	(16,752)	(3k)
Selling, general, and administrative expenses	486	(3b3)	2,377	(3b2)	(5,474)	(3b1)	1,716	(3b),(3d)	(895)	(3b)
Total	(5,881)		(3,063)		(9,178)		214		(17,908)
Total operating income/ (expense)	$5,620		$3,063		$9,178		$(214)		$17,647

Estimated purchase price and purchase price allocation of American Freight
Below includes the preliminary calculation of assets acquired and liabilities assumed performed for the purpose of these unaudited pro forma financial statements. The allocation of the purchase price to the fair values of the assets acquired and liabilities assumed includes pro forma adjustments to the fair values of American Freight assets and liabilities. As of the time of this filing, the Company has not yet finalized the detailed valuation analysis related to the fair values of identifiable assets to be acquired and liabilities to be assumed. The final amounts recorded for the acquisition may differ materially from the information presented below. The preliminary purchase price for American Freight is $356.9 million.
The preliminary estimated purchase price allocation of American Freight is calculated as follows:

(in thousands)	December 29, 2019 American Freight Group, Inc. Historical Information	AF Fair Value Adjustments		Purchase Price Allocation
Cash and cash equivalents	$16,384	$—		$16,384
Other current assets	5,007	(1,128)	(3d)	3,879
Inventories, net	54,796	11,951	(3b)	66,747
Lease right-of-use assets	—	91,236	(3d)	91,236
Property, equipment, and software, net	9,258	2,074	(3b)	11,332
Intangible assets	56,000	14,200	(3b)	70,200
Goodwill	229,210	107,430	(3e)	336,640
Other Assets	1,659	(67)	(3a)	1,592
Total assets acquired	$372,314	$225,696		$598,010

Accounts payable - related parties	$4,292	$—		$4,292
Layaway deposits and deferred revenue	10,179	—		10,179
Current operating lease liabilities	—	17,457	(3d)	17,457
Accrued expenses and other current liabilities	33,631	—		33,631
Current installments of long-term obligations	3,210	—		3,210
Long-term obligations, excluding current installments, net	98,690	1,087	(3a)	99,777
Non-current operating lease liabilities	—	62,289	(3d)	62,289
Other non-current liabilities	23,941	(13,652)	(3c), (3d)	10,289
Total liabilities assumed	$173,943	$67,181		$241,124

Redeemable series A preferred stock $0.001 par value	114,400	(114,400)	(3f)	—

Historical equity value of AF
Common stock, $0.01 par value per share	28,600	(28,600)	(3f)	—
Contributed capital	2,386	(2,386)	(3f)	—
Additional paid-in capital	—	—		—
Retained earnings	52,985	(52,985)	(3f)	—
Total purchase consideration	$198,371	$(198,371)		$356,886	(3h)
(3a) Represents the elimination of deferred financing costs on American Freight's existing revolver of $0.1 million and the deferred financing costs on its existing term loan of $1.1 million.
(3b) Represents adjustments to record the preliminary estimated fair value adjustments to increase Property, equipment, and software, net (“PP&E”) by $2.1 million, intangible assets by $14.2 million related to an indefinite-lived tradename and inventory by $12.0 million. The preliminary fair value adjustment to PP&E results in an increase to depreciation expense recorded within Selling, general and administrative expense by $0.2 million for the year ended April 30, 2019 and $0.1 million for the eight months ended December 29, 2019. The estimated depreciation expenses were computed using the straight-line method based on the estimated useful life of the PP&E.
The pro forma combined statements of operations do not reflect adjustments related to the step-up in fair value of the inventory because the inventory turn period is less than one year and therefore there is no continuing impact.
The final determination of fair value of inventory, tradename and other intangible assets, PP&E, as well as their estimated useful lives, if any, remains subject to change and will be finalized during the measurement period that does not exceed twelve months.
(3c) Reflects the income tax differences and related impact on deferred tax liabilities of the fair value adjustments, exclusive of goodwill, applying an estimated statutory income tax rate of 27.4%. The statutory rate may differ materially from the Company’s effective tax rate following the acquisition and does not consider any historical or future tax events that may impact the combined company. The adjustment reduces the deferred tax liabilities by $11.0 million.
(3d) Represents adjustments to align the accounting policies of American Freight to reflect the adoption of the new lease standard, including adjustments to the operating lease right-of-use assets of $91.2 million (inclusive of an adjustment for favorable lease market terms of $11.5 million), the current operating lease liabilities of $17.4 million, and non-current operating lease liabilities of $62.3 million. In addition, American Freight’s historical prepaid rent of $1.1 million and historical accrued rent of $2.6 million were eliminated in connection with the fair value adjustments to the operating lease right-of-use assets.
The favorable lease market terms of $11.5 million is amortized on a straight-line basis over the average remaining lease terms and is recognized to Selling, general, and administrative expenses.

	American Freight
				Amortization expense
	Fair Value	Estimated Useful Life	Amortization Method	Eight months ended December 29, 2019	Year ended April 30, 2019
Trademark / trade name	14,200	Indefinite	N/A	$—	$—
Above/ (below) market leases	11,490	4.9	Straight-line	1,563	2,345
Total acquired intangible assets	25,690			1,563	2,345
Less: historical intangible assets				—	—
Pro forma adjustment				$1,563	$2,345
(3e) Represents the excess of the purchase price over the preliminary fair value of the underlying net tangible and identifiable intangible assets, net of liabilities, and is estimated to be $336.6 million, which is an increase of $107.4 million over American Freight’s book value of goodwill prior to the acquisition. The estimated goodwill to be recognized is attributable to the assembled workforce and operational synergies in the expected franchise models.
(3f) Represents the elimination of American Freight's historical mezzanine equity preferred stock of $114.4 million that was settled in the acquisition and historical equity accounts, including common stock of $28.6 million, contributed capital of $2.4 million, and retained earnings of $53.0 million.
(3g) Represents intercompany elimination of balances and transactions between the Buddy’s segment of Franchise Group and Buddy’s franchise stores owned by Sears Outlet.

(3h) Represents adjustments related to the payment of the cash purchase price of American Freight and estimated Transaction-related costs, as follows:

Pro forma adjustment to cash	Cash
(in thousands)
Purchase of American Freight	$(356,886)
Transaction-related costs	(3,065)
Pro forma adjustment to cash	$(359,951)
These transaction-related expenses are not reflected in the pro forma combined statements of operations because they do not have a continuing impact.
(3i) Reflects the income tax-effect related to the acquisition-related costs for an amount of $ 0.8 million using an estimated statutory income tax rate of 27.4%. The statutory rate may differ materially from the Company’s effective tax rate following the Acquisition and does not consider any historical or future tax events that may impact the combined company.
(3j) Reflects $2.2 million of additional Transaction-related expenses, net of tax, that were incurred subsequent to December 28, 2019 to close the American Freight Acquisition. Therefore, an adjustment is reflected to retained earnings. These costs are not reflected in the pro forma statements of operations because they are nonrecurring in nature.
(3k) Represents the removal of actual transaction costs related to the Transactions included in the statement of operations of Franchise Group for the eight months ended December 28, 2019 as follows:

Buddy's Original Acquisition	$6,367
Vitamin Shoppe	3,704
Sears Outlet Stores	5,179
American Freight	1,502
Total	$16,752
Fair value adjustment of VSI
(3b1) Upon consummation of the VSI acquisition, Franchise Group identified VSI’s tradename as an indefinite-lived intangible asset with a fair value of $12.0 million. Upon consummation of the VSI acquisition, Franchise Group recognized a fair value adjustment to the right-of-use assets balance relating to above market leases for an amount of ($54.3) million.

	VSI
				Amortization expense
	Fair Value	Estimated Useful Life	Amortization Method	Eight months ended November 30, 2019	Year ended April 30, 2019
Trademark / trade name	$12,000	Indefinite	N/A	$—	$—
Above/ (below) market leases	(54,311)	5.2	Straight-line	(6,963)	(10,444)
Total acquired intangible assets	(42,311)			(6,963)	(10,444)
Less: historical intangible assets				(190)	(333)
Pro forma adjustment				$(7,153)	$(10,777)
The preliminary fair value of PP&E increased the book value of furniture, fixture and equipment by $17.6 million. This resulted in a pro forma adjustment to increase the depreciation charge recorded to Selling, general, and administrative expenses by $2.5 million for the year ended April 30, 2019 and by $1.7 million for the eight months ended December 28, 2019. The estimated depreciation expenses were computed using the straight-line method based on an estimated useful life of the PP&E.

Fair value adjustment of Sears Outlet
(3b2) Upon consummation of the Sears Outlet acquisition, Franchise Group recognized a fair value adjustment to the right-of-use assets balance relating to below market leases for an amount $19.3 million.

	Sears Outlet
				Amortization expense
	Fair Value	Estimated Useful Life	Amortization Method	Six months ended August 3, 2019	Year ended April 30, 2019
Above/ (below) market leases	$19,260	4.1	Straight-line	$2,349	$4,698
Total acquired intangible assets				2,349	4,698
Less: historical intangible assets				—	—
Pro forma adjustment				$2,349	$4,698
The fair value of PP&E increased the book value of furniture, fixture and equipment by $0.3 million. This resulted in a pro forma adjustment to increase the depreciation charge recorded to Selling, general, and administrative expenses by $0.1 million for the year ended April 30, 2019 and by a minimal amount for the eight months ended December 28, 2019. The estimated depreciation expenses were computed using the straight-line method based on an estimated useful life of the PP&E.
Fair value adjustment of Buddy’s
(3b3) Upon consummation of the merger with Buddy’s, Franchise Group identified the Buddy’s tradename as an indefinite-lived intangible asset with a fair value of $11.1 million. Franchise Group also recognized an asset of $10.5 million for franchise agreements, $7.7 million for customer contracts and ($2.3) million for above market operating leases.

	Buddy's
				Amortization expense
	Fair Value	Estimated Useful Life	Amortization Method	Three months ended June 30, 2019	Year ended April 30, 2019
Trademark / trade name	$11,100	Indefinite	N/A	$—	$—
Franchise agreements / relationships	10,500	10	Straight-line	263	1,050
Customer contacts / relationships	7,700	6	Straight-line	321	1,283
Above/ (below) market leases	(2,345)	6	Straight-line	(98)	(391)
Total acquired intangible assets	26,955			486	1,942
Less: historical intangible assets				—	—
Pro forma adjustment				$486	$1,942
All amortization adjustments related to identified intangible assets as a result of the merger of Buddy’s are recorded to Selling, general, and administrative expenses. The estimated amortization expense was computed using the straight-line method based on an estimated useful life of the identifiable definite-lived intangible assets.

Note 4: Financing and Offer Adjustments

(4a) Represents an increase to interest expense of $75.7 million and $47.9 million for the fiscal year ended April 30, 2019 and eight months ended December 28, 2019, respectively, which includes the following:

(in thousands)	For the twelve months ended April 30, 2019
	Buddy's	Sears Outlet	VSI	New Holdco (4)	Total
Estimated interest expense on new financing (1)	$—	$—	$9,544	$72,829	$82,373
Elimination of historical interest expenses (2)	(1,412)	(6,410)	(5,227)	(8,161)	(21,210)
Amortization of deferred debt issuance costs (3)	—	—	2,792	11,768	14,560
Total pro forma adjustment to interest expense	$(1,412)	$(6,410)	$7,109	$76,436	$75,723

(in thousands)	For the eight months ended December 28, 2019
	Buddy's	Sears Outlet	VSI	New Holdco (4)	Total
Estimated interest expense on new financing (1)	$—	$—	$5,346	$47,586	$52,932
Elimination of historical interest expenses (2)	(4,881)	(3,383)	(2,828)	(3,503)	(14,595)
Amortization of deferred debt issuance costs (3)	—	—	1,606	7,985	9,591
Total pro forma adjustment to interest expense	$(4,881)	$(3,383)	$4,124	$52,068	$47,929

(1)
Represents additional interest expense calculated at an estimated 9.69% interest rate in connection with the New Holdco Tranche A-1, an estimated 14.19% interest rate in connection with the New Holdco Tranche A-2, an estimated 9.19% interest rate in connection with the $100 million New Holdco credit facility, an estimated 11.00% interest rate on the $70.0 million 3-year VSI term loan, and an estimated 3.66% on the $70.0 million 3-year VSI credit facility. The estimated interest rates and adjustments are based on current LIBOR rates and estimated interest rate spreads based on the terms of the executed debt agreements. Refer to Note 4d for further summary of the financing transactions.

(2)
Represents the elimination of Buddy’s, Sears Outlet’s, VSI’s, and American Freight’s historical interest expense as a result of the extinguishment of its historical term loans and line of credits pursuant to the acquisition agreements. The adjustment also reflects the elimination of the Buddy’s term loan interest incurred from July 10, 2019 to December 28, 2019 and Sears Outlet term loan interest incurred from October 23, 2019 to December 28, 2019 as these two loans were refinanced by using the proceeds from the New Holdco term loan and ABL credit facility.

(3)	Represents the amortization of the estimated deferred financing costs in connection with the New Holdco term loan and the New Holdco credit facility.

(4)
New Holdco is the Company’s subsidiary created in connection with the Transactions that owns Buddy’s, Sears Outlet, VSI and American Freight and issued debt on February 14, 2020 to finance the American Freight acquisition and repay the Buddy’s and Sears Outlet existing term loans.

A 1/8 percent change in the interest assumed above would result in an aggregate increase or decrease to interest expense of $1.0 million for the twelve months ended April 30, 2019 and $0.6 million for the eight months ended December 28, 2019.

(4b) Represents adjustments to income tax (benefit) expense. The income of New Holdco which includes the operations of Liberty Tax, Buddy’s, Sears Outlet, VSI, and American Freight attributable to Franchise Group’s controlling interest is subject to U.S. income taxes, in addition to state, and local taxes. The income tax expense is based on estimated U.S. statutory tax rates of the Combined Company of 27.4% for the year ended April 30, 2019 and eight months ended December 28, 2019. The actual effective tax rate of Franchise Group may differ materially from the pro forma tax rates due to, among other factors, changes in tax laws, the impact of permanent tax differences, income tax reserves determined in connection with the merger and tax planning.

(4c) Represents the adjustment to the loss attributable to non-controlling interests based on the outcome of the Buddy’s merger, the acquisitions of Sears Outlet, VSI, and American Freight and the final acceptances of the offer as described in Note

4(e) below. Accordingly, the loss attributable to the non-controlling interests is ($7.5) million for the twelve months ended April 30, 2019 and ($30.5) million for the eight months ended December 28, 2019.

(4d) Various agreements were executed to finance the Transactions. The following agreements are fully reflected in the historical balance sheet of Franchise Group as of December 28, 2019:

1.
In connection with the Buddy’s merger and offer, Buddy’s has signed the Buddy’s initial credit agreement for debt financing of the Transactions consisting of a $82.0 million, 5-year term loan, which bears interest at variable rates. The proceeds were used to finance transaction costs, a portion of the tender offer acceptances and general working capital purposes.

2.
In connection with the Sears Outlet acquisition, Franchise Group Newco S, LLC, an indirect subsidiary of Franchise Group, signed the Sears Outlet term loan to finance the acquisition of Sears Outlet in an amount equal to $105.0 million. The Sears Outlet term loan bears a variable interest rate. The total proceeds from the debt financing and the equity contribution from the Investors of $40 million as explained above were used to pay the cash consideration in connection with the Sears Outlet acquisition.

3.
In connection with the VSI acquisition, Vitamin Shoppe Industries, LLC, an indirect subsidiary of Franchise Group has executed a 3-year term loan in the amount of $70.0 million and borrowed $70.0 million of 3-year credit facility and the total proceeds were used to finance the VSI acquisition. The VSI term loan and the VSI credit facility bear variable interest rates. The total proceeds from the debt financing and the equity contribution from Vintage of $30 million as explained above were used to pay the cash consideration in connection with the VSI acquisition.

4.
In connection with the A-team Asset Acquisition, the Buddy’s segment of Franchise Group entered into the Buddy’s first amendment to the Buddy’s initial term loan to provide for a $23.0 million first priority senior secured term loan. The proceeds from the debt were used to acquire 41 Buddy’s Home Furnishings stores from A-Team. The purchase price allocation related to the Asset Acquisition of the 41 stores is reflected in the historical financial statements of Franchise Group but is not reflected in the pro forma statements of operations as the A-team Asset Acquisition was not considered material to the pro forma results.

5.	The historical balance sheet of Franchise Group as of December 28, 2019 also reflects the purchase of shares in connection with the final offer acceptances of $47.2 million.

The pro forma balance sheet reflects:

•
the issuance of debt to finance the American Freight acquisition and repay the existing Buddy’s and the Sears Outlet term loans. Franchise Group through certain of its subsidiaries, entered into the New Holdco term loan agreement with GACP Finance Co., LLC for an amount of $575.0 million which consists of a $375.0 million first out tranche and a $200.0 million last out tranche. The term loan will mature on May 14, 2025. In addition, Franchise Group entered into an ABL Credit Agreement with various lenders which provided the Company with a $100.0 million credit facility. The pro forma adjustments, as illustrated below, reflect the incurrence of the debt, net of financing costs and the repayment of the existing Buddy’s and the Sears Outlet term loans;

•
the equity issuance to Kayne FRG Holdings, L.P. (“Kayne FRG”) of 1.3 million shares of common as a consideration and payment for debt financing services rendered to the Company. The fair value of the 1.3 million of shares issued to Kayne FRG is $31.0 million, which has been capitalized as deferred financing costs with an offset to common stock par and Additional Paid In Capital (“APIC”); and

•
the additional equity contribution from affiliates of Vintage for $65.9 million or 3.9 million shares to finance the repurchase of the VSI Convertible Notes for $60.6 million including $0.2 million of accrued interest with the excess cash used to fund general, working capital and cash needs of the Company.

A summary of the total pro forma adjustments to cash related to the financing transactions include the following:

Pro forma adjustment to cash	American Freight transaction	VSI transaction	Total
(in thousands)
Increase from issuance of New Holdco term loan	$566,814	$—	$566,814
Increase of New Holdco credit facility	95,477	—	95,477
Repayment of Buddy's existing term loan	(104,576)	—	(104,576)
Repayment of Sears' existing term loan	(106,574)	—	(106,574)
Repayment of American Freight's existing term loan	(97,364)	—	(97,364)
Repurchase of VSI's existing convertible notes		(60,439)	(60,439)
Vintage additional equity contribution		94,173	94,173
Pro forma adjustment to cash	$353,777	$33,734	$387,511

The total pro forma adjustment to debt and the credit facility includes the following:

Pro forma adjustment to debt	Issuance of New Holdco term loan and credit facility	Redemption of VSI's existing convertible notes	Prepayment of American Freight's existing term loan	Prepayment of Buddy's existing term loan	Prepayment of Sears Outlet's existing term loan	Total
(in thousands)
Term loan financing	$575,000	$—	$—	$—	$—	$575,000
Less: Debt issuance costs	(34,604)	—	—	—	—	(34,604)
Debt, net of debt issuance costs	540,396	—	—	—	—	540,396
Pro forma adjustment to current portion of debt:	25,000	(60,439)	(3,210)	(4,822)	(6,754)	(50,225)
Pro forma adjustment to debt, net of current portion:	515,396	—	(93,747)	(97,431)	(98,155)	226,063
Pro forma adjustment to Revolver	100,000	—	—	—	—	100,000
Pro forma adjustment to other assets (revolver commitment fee)	$(9,117)	$—	$—	$—	$—	$(9,117)

The total pro forma adjustment to remove the accrued interest in connection with American Freight’s existing term loan, Buddy’s term loan, and Sears Outlet’s term loan includes the following:

Pro forma adjustment to accrued interest on the repayment of the debt	Accrued interest
(in thousands)
American Freight's existing term loan	$(407)
Buddy's term loan	(2,323)
Sears Outlet’s term loan	(1,665)
Pro forma adjustment to accrued interest	$(4,395)

The total pro forma adjustment to equity in connection with the additional equity contribution from Vintage and shares issued to Kayne FRG for debt financing services rendered includes the following:

Pro forma adjustment to equity	Common stock	APIC
(in thousands)
Vintage equity contribution	$62	$94,111
Shares issued to Kayne FRG for debt financing services rendered	13	31,000
Pro forma adjustment to equity	$75	$125,111

(4e) Represents the adjustment to non-controlling interests in connection with the merger and the final outcome of the offer. Based on the final acceptances of $47.2 million in the offer, the pre-closing members of Buddy’s hold a non-controlling interest in New Holdco of approximately 27.0% or approximately $47.9 million as of December 28, 2019 on a pro forma basis, after giving effect to the Transactions discussed above.